Exhibit 99.1

ABF and the Teamsters bargaining teams continued to make progress during contract negotiations this week and have agreed to a 30-day extension for the National Master Freight Agreement expiring on March 31, 2013. Negotiations are scheduled to resume during the week of April 8. ABF reassures all customers that it remains business as usual while talks continue, and that they will receive the same superior service they expect from us every day. We thank all of our employees and customers for their patience and commitment to ABF during this important process.

 A Subsidiary of Arkansas Best Corporation

Corporate Offices: 3801 Old Greenwood Road • Fort Smith, Arkansas 72903